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                                                                    Exhibit 99.1

                                                                    Press
                                                                    Release


FOR IMMEDIATE RELEASE
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COMPANY CONTACT:                        INVESTOR CONTACTS:
Robin L. Wolfgang/                      Hulus Alpay/Hani Henein/Brian Schaffer
Gillian B. Pommerehn                    Morgen-Walke Associates, Inc.
Caliber Learning Network, Inc.          Press: Gregory Tiberend/Ellen Paz
(410) 843-1078                          Morgen-Walke Associates, Inc.
robin.wolfgang@caliber.com              (212) 850-5600
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               CALIBER ANNOUNCES EQUITY FINANCING OF $15 MILLION


BALTIMORE, MD (January 2, 2001) - Caliber Learning Network (NASDAQ: CLBR), a leading provider of eLearning infrastructure for strategic corporate initiatives, today announced that it has received $11 million of Series B convertible preferred equity with commitments for an additional $4 million of Series B financing from Sylvan Ventures LLC and Fleming US Discovery Fund III. Furthermore, Caliber plans to engage an investment bank to seek up to $15 million of additional Series B financing to provide for anticipated cash needs to support planned operations through profitability. Detailed information concerning the terms of Series B financing and a contemporaneous exchange of the Company's Series A-1 convertible preferred for Series A-2 convertible preferred is in an 8-K filing with the Securities Exchange Commission, see www.freeEDGAR.com.
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The Company also announced financial guidance for the five quarters ending
December 31, 2001. The Company anticipates that total revenue for this five-quarter period should be in the range of $38.0 million to $40.0 million. Corporate eLearning revenue for the five quarters ending December 31, 2001 is projected to be in the range of $32.0 to $34.0 million, compared with historical revenue of $20.5 million for the preceding five quarters ended September 30, 2000. This represents five quarters of sequential eLearning growth of over 60%. Net Loss Available to Common Shareholders is projected to be $28.0 million to $30.0 million for the five quarters ending December 31, 2001. As planned, the Company expects to reach profitability during the first half of 2002. The Company will schedule a conference call later in January 2001 to provide further guidance.

"This financing demonstrates our strong belief in Caliber's business model. We are quite pleased with the direction that Caliber is heading toward and will support the Company in its future endeavors through strategic guidance and financial support when appropriate," said Chris Hoehn-Saric, Chairman and Chief Executive Officer of Sylvan Ventures, LLC.

"It is with strong conviction that we enter into this finance agreement with Caliber Learning Network. We see Caliber's vision and strong market presence, as well as the Company's award winning technology as a means in which Caliber's ongoing success and growth will continue to strengthen," said Robert Burr, General Partner of Fleming US Discovery Fund III.
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"We are pleased to receive funding from Sylvan Ventures and Fleming US Discovery
Fund III, two of our existing investors. We continue to believe we can achieve profitability during the first half of 2002. Further, we believe we can accomplish rapid revenue growth as a result of our significant investment in our sales force and continued customer receptivity to our products," said Chris Nguyen, President and Chief Executive Officer of Caliber.


About Caliber Learning Network, Inc.
Caliber (NASDAQ: CLBR) is a leading provider of eLearning infrastructure for strategic corporate initiatives. Its interactive eLearning is delivered either live or ondemand directly to individual workstations, anytime, anywhere or through a network of classroom-style learning centers. Caliber enables Global 2000 companies to increase the reach and reduce the cost of traditional training programs through a host of services, including Internet, Intranet and digital satellite. Founded in 1996 and headquartered in Baltimore, Caliber has production facilities and Internet-ready learning centers throughout North America and Europe. For more information, visit www.caliber.com.
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Safe harbor language: This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings and significant uncertainty related to other factors, including but not limited to: (1) the Company's ability to consummate financing transactions in amounts and on terms not materially disadvantageous to common stockholders; (2) the Company's ability to grow new customer revenues and gain renewal business;
(3) the Company's ability to control expenses and meet obligations in connection with debt and equity financing; (4) price competition in the eLearning industry;
(5) the Company's ability to continue to deliver competitive technology solutions and services; (6) the ability of the Company's direct sales force to mature and achieve significant productivity, and (7) the Company's ability to recruit and retain key management, sales and executive personnel.

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